Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Independence Contract Drilling, Inc. of our report dated March 21, 2014, except for Note 3, Earnings (loss) per Share, and Note 12, Segment and Geographical Information, as to which the date is May 12, 2014 and except for the stock split as described in Note 16 to the financial statements as to which the date is                             , relating to the financial statements of Independence Contract Drilling, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 18, 2014